Exhibit 99.1

Cellegy Announces Completion of
Asset Sale To ProStrakan
Sale Includes Rights to Cellegesic™, Fortigel™, Tostrex™, and Tostrelle®

Huntingdon Valley, PA - November 28, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB), a specialty pharmaceutical company, announced today the completion of the sale to Strakan International Limited, a wholly owned subsidiary of ProStrakan Group plc (LSE: PSK), a publicly-traded pharmaceutical company based in the United Kingdom, of Cellegy’s rights to Cellegesic™ (nitroglycerin ointment), which is branded Rectogesic outside of the United States, Fortigel™ (testosterone gel), Tostrex™ (testosterone gel), Tostrex™ (testosterone gel) and Tostrelle® (testosterone gel), and related intellectual property assets. ProStrakan also assumed various existing distribution and other agreements, including in certain Southeast Asian countries, relating to the assets and intellectual property that was sold. The signing of the asset purchase agreement was originally announced on September 27, 2006, and Cellegy’s stockholders approved the transaction at a special meeting of stockholders held on November 22, 2006.

The aggregate purchase price was $9.0 million. From the sales proceeds, Cellegy paid ProStrakan approximately $2.0 million in repayment of a loan that ProStrakan had made to Cellegy at the time the asset purchase agreement was signed. Cellegy also paid $2,625,000 from the proceeds to PDI, Inc. and Neptune Pharmaceutical Corporation in final settlement of Cellegy’s obligations under previous agreements with those companies.

*********************

For more information contact:

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(215) 529-6084	(215) 529-6084
www.cellegy.com